                                   EXHIBIT 99.14

              CENTURA/GUPTA ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Redwood Shores, CA. (Business Wire) July 23, 1998 - Centura Software Corporation (NASDAQ: CNTR / formerly Gupta Corporation) today announced operating income for the second quarter of 1998 of $1.0 million, or 8% of net revenue. This compares with an operating income of $0.4 million in the second quarter of last year. Net revenue was $13.0 million in the second quarter of 1998 compared with $16.1 million in the second quarter of 1997.

International revenues accounted for 49% and 60% of the Company's net revenues in the second quarter of 1998 and 1997, respectively. Net income in the second quarter of 1998 was $0.2 million, or $0.01 per diluted share, compared with net income of $0.3 million or $0.02 per diluted share in the second quarter of 1997.

Scott Broomfield, Centura's CEO commented, "We are pleased with our continued performance as indicated by our operating income of $1.0 million for the quarter, an increase of 150% over second quarter of 1997 levels despite lower revenue. We are particularly encouraged by growth in the North American market where invoicing levels were 10% higher than they were for the second quarter of 1997. Our challenge now is to continue building momentum in North America and to transfer that energy into growth in the European market as well."

Net income for the first six months of 1998 was $0.7 million, or $0.03 per diluted share, compared with a net loss of ($1.8) million, or ($0.12) per diluted share for the first six months of 1997. Excluding charges for the imputed value of warrants, net income was $1.7 million, or $0.07 per diluted share for the first six months of 1998, representing a $3.5 million increase over the same period last year.

John Bowman, Centura's CFO commented, "The second quarter operating income is encouraging considering that we have increased the level of investment in marketing and sales by 15% over the average expenditures from the last three
quarters."   Bowman continued, "Net income, excluding the charge associated with the imputed value of warrants issued in connection with the re-capitalization, would have been $0.7 million, or $0.02 per diluted share in the second quarter of 1998. We also continue to be pleased with the strength of our Balance Sheet. Cash balances grew by $0.5 million during the second quarter, even after paying down $1.1 million from our line of credit. We believe that Centura continues to be well positioned to execute its strategy of profitable growth in the embedded database market."

About Centura

Since its inception in 1984, Centura has enjoyed a rich history of innovation, creating the first client/server RDBMS for PCs. Its current product lineup includes embedded databases, SQLBase and SQLExchange, application development tools, SQLWindows, Centura Team Developer, and Internet and connectivity products, Centura Web Developer, Centura net.db and SQLHost. Today, Centura has 23 offices around the world and supports hundreds of thousands of developers who embed our tools in applications used by more than 1 million end users. Centura is positioning its client/server products to be Web capable and Mobile ready. Current
Centura products are all Year 2000 compliant. More information about the company and its products is located on Centura's Web site at www.centurasoft.com.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely shipment of products, the effect of competitive pressures and other risks detailed from time to time in the Company's SEC reports, including the Annual Report on Form 10-K for the fiscal year ended December 31, 1997.


For more information:
Centura Software Corporation                      Imagio Public Relations
John Bowman                                       Bridgitt Arnold
Chief Financial Officer                           Associate Director
650-596-3400                                      206-625-0252
www.centurasoft.com                               mailto:bridgitt@imagio.com


                                      -13-